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Exhibit 4.2

ev3 LLC

HOLDERS AGREEMENT

        Holders Agreement, dated as of this 29th day of August, 2003 (the "Agreement"), among the institutional investors listed on Schedule I hereto (the "Institutional Investors"), Dale A. Spencer ("Spencer"), Paul Buckman ("Buckman"), the individuals whose names and addresses appear from time to time on Schedule II hereto (the "Management Investors"), the individuals whose names and addresses appear from time to time on Schedule III hereto (the "Additional Investors") and ev3 LLC, a Delaware limited liability company (the "Company"). The Institutional Investors, Spencer and Buckman are hereinafter collectively referred to as the "Preferred Investors." The Preferred Investors, the Management Investors and the Additional Investors are hereinafter collectively referred to as the "Investors." Capitalized terms used in this Agreement and not otherwise defined are defined in Section 5 herein.

RECITALS

        WHEREAS, the Preferred Investors and the Management Investors have, pursuant to the terms of a Contribution and Exchange Agreement, dated as of August 29, 2003, by and among ev3 Acquisition Corp., a Delaware corporation ("Newco"), the Preferred Investors and the Management Investors (the "Newco Contribution Agreement"), contributed to Newco, the shares of common stock, par value $0.01 per share, of ev3 Inc., a Delaware corporation ("ev3"), the shares of Series A Convertible Preferred Stock, par value $0.01 per share, of ev3 ("Series A Preferred"), the shares of Series B Convertible Preferred Stock, par value $0,01 per share, of ev3 ("Series B Preferred") and the shares of Series C Convertible Preferred Stock, par value $0.01 per share, of ev3 ("Series C Preferred" and, together with the Series A Preferred and Series B Preferred, the "Preferred Stock") owned by each of the Preferred Investors and the Management Investors in exchange for shares of common stock, par value $0.01 per share, of Newco ("Newco Common Stock"), shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Newco ("Newco Series A"), shares of Series B Convertible Preferred Stock, par value $0.01 per share, of Newco ("Newco Series B") and shares of Series C Convertible Preferred Stock, par value $0.01 per share, of Newco ("Newco Series C" and, together with the Newco Series A and Newco Series B, the "Newco Preferred Stock");

        WHEREAS, the Preferred Investors and certain of the Management Investors (the "MI LLC Members") have, pursuant to the terms of a Contribution and Exchange Agreement, dated as of August 29, 2003, by and among Micro Investment, LLC, a Delaware limited liability company ("MI LLC"), the Preferred Investors and certain of the Management Investors contributed to the Company, the membership interests of MI LLC owned by each of the Preferred Investors and the MI LLC Members in exchange for Class A Preferred Membership units of the Company ("Class A Preferred Membership Units");

        WHEREAS, the Preferred Investors and the Management Investors have, pursuant to the terms of a Contribution and Exchange Agreement, dated as of August 29, 2003, by and among the Company, the Preferred Investors and the Management Investors contributed to the Company, the shares of Newco Common Stock and the shares of Newco Preferred Stock owned by each of the Preferred Investors and the Management Investors in exchange for common membership units of the Company (the "Common Units") and Class B Preferred Membership units of the Company ("Class B Preferred Membership Units" and together with the Class A Preferred Membership Units, the "Preferred Units" and, together with the Common Units and such other units as the Company may create from time to time, collectively, the "Units");

        WHEREAS, concurrently with the execution of this Agreement, each of the Investors has executed that certain Operating Agreement, dated as of August 29, 2003, of the Company, as the same may be amended from time to time (the "Operating Agreement"); and

        WHEREAS, the Investors and the Company desire to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition and voting of the Units.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.     COVENANTS OF THE PARTIES.

        (a)    Legends.    Units in the Company may be evidenced by certificates in a form approved by the Board of Managers of the Company (the "Board"). The certificates evidencing the Units acquired by the Investors, if any, will bear the following legends reflecting the restrictions on the transfer of such Units contained in this Agreement and the Operating Agreement:

  "The securities evidenced hereby are subject to the terms of that certain Holders Agreement, dated as of August 29, 2003, among the Company and certain members identified therein, including certain restrictions on transfer. A copy of the Holders Agreement has been filed with the Secretary of the Company and is available upon request."

  "The securities evidenced hereby are subject to the terms of that certain Operating Agreement, dated as of August 29, 2003, by and among the Company and certain members identified therein, including certain restrictions on transfer. A copy of the Operating Agreement has been filed with the Secretary of the Company and is available upon request."

        The Investors acknowledge that stop transfer orders shall be entered with the Company's transfer agent and registrar, if any, against the Transfer of legended Units. In addition to the foregoing legends, the certificates representing the Units shall be subject to such other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state laws, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        (b)    Additional Investors.    The parties hereto acknowledge that certain employees, directors and consultants of the Company and its Subsidiaries may become members of the Company after the date hereof. As a condition to the issuance of Units to them, the Company shall require all such individuals to execute and deliver to the Company and each party hereto a Joinder Agreement to this Agreement and the Operating Agreement, substantially in the form of Exhibit A hereto (the "Joinder Agreement"). Upon such execution and delivery, Schedule III shall be deemed amended to include the name of such employee, director or consultant without the need for a formal amendment of this Agreement and such individual shall be deemed to be an Additional Investor for purposes hereof, including being bound by the terms set forth in Sections 3(a), (b), (c) and (d) with respect to Spencer, Buckman, the Management Investors and the Additional Investors, and those restrictions that generally apply to all Investors hereto.

        (c)    Option Units.    The Investors acknowledge that the Company has reserved not less than 12,549,655 Common Units for grant or sale to certain employees, directors and consultants of the Company (the "Option Units"), in such amounts and in such manner (including restricted Common Unit grants or other option or incentive plans) as the Board shall, from time to time, determine; provided, however, that it shall be a condition to the issuance of any Option Units that such individuals execute and deliver to the Company and each party hereto a Joinder Agreement. Upon such execution and delivery. Schedule III hereto shall be deemed to be amended to include the name of such individual without the need for a formal amendment of this Agreement and such individual shall be deemed to be an Additional Investor for purposes hereof, including being bound by the terms set forth in Sections 3(a), (b), (c) and (d) with respect to Spencer, Buckman, the Management Investors and the Additional Investors, and those restrictions that generally apply to all Investors hereto.

2.     BOARD OF DIRECTORS.

        (a)    Election of Directors.

          (i)    As of the date hereof, the Board will consist of Dale A. Spencer, Richard B. Emmitt, Elizabeth H. Weatherman, Paul Buckman and Jim Corbett. From and after the date hereof, the Investors and the Company shall take all action within their respective power, including, but not limited to, the voting of all Units of the Company Owned by them, required to cause the Board to consist of up to five (5) members or such other number as the Board may from time to time establish, and at all times throughout the term of this Agreement to include, (w) as long as the Institutional Investors Own at least fifty percent (50%) of the Units, five (5) representatives designated by the Institutional Investors (each, a "Preferred Director"); (x) as long as the Institutional Investors Own at least thirty-five percent (35%), but less than fifty percent (50%), of the Units, four (4) Preferred Directors; (y) as long as the Institutional Investors Own at least twenty percent (20%), but less than thirty-five percent (35%), of the Units, three (3) Preferred Directors; and (z) as long as the Institutional Investors Own at least five percent (5%), but less than twenty percent (20%), of the Units, two (2) Preferred Director.

          (ii)   From the date on which the Company converts to a corporation (as contemplated by the Operating Agreement) and completes an underwritten public offering for shares of common stock pursuant to a registration under the Securities Act (the "Initial Public Offering"), and for as long as the Institutional Investors Own at least twenty percent (20%) of the common stock of the corporate successor to the Company (the "Common Stock"), the Company will nominate and use its best efforts to have two (2) individuals designated by the Institutional Investors elected to the Board. From the date on which the Company completes its Initial Public Offering and for as long as the Institutional Investors Own at least ten percent (10%) of the outstanding shares of Common Stock, the Company will nominate and use its best efforts to have one (1) individual designated by the Institutional Investors elected to the Board.

        (b)    Replacement Directors.    In the event that any Preferred Director designated in the manner set forth in Section 2(a) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board (a "Withdrawing Director"), such Withdrawing Director's replacement (the "Substitute Director") will be designated by the Institutional Investors. The Investors and the Company agree to take all action within their respective power, including, but not limited to, the voting of Units of the Company Owned by them (i) to cause the election of such Substitute Director promptly following his or her nomination pursuant to this Section 2(b) or (ii) upon the written request of the Institutional Investors, to remove, with or without cause, the Preferred Director.

3.     TRANSFER OF STOCK.

        (a)    Resale of Securities.    No Investor shall Transfer any Units other than in accordance with the provisions of this Section 3 and in accordance with the provisions of the Operating Agreement. Any Transfer or purported Transfer made in violation of this Section 3 or the Operating Agreement shall be null and void and of no effect.

        (b)    Rights of First Refusal.

          (i)    Limitations on Transfer.    Neither Spencer, Buckman, the Management Investors nor the Additional Investors shall Transfer any of the Units Owned by them unless Spencer, Buckman, the Management Investors or the Additional Investors, as the case may be, desiring to make the Transfer (hereinafter referred to as the "Transferor") shall have first made an offer to sell to the Company and then to the Institutional Investors as contemplated by this Section 3(b), and such offers shall not have been accepted.

          (ii)    Offer by Transferor.    Copies of the Transferor's offer shall be given to the Company and the Institutional Investors and shall consist of an offer to sell to the Company or, failing its election to purchase, then to the Institutional Investors, all of the Units then proposed to be Transferred by the Transferor (the "Subject Units") pursuant to a bona fide offer of a third party, to which copies shall be attached a statement of intention to Transfer to such third party, the name and address of the prospective third party transferee, the number of Subject Units involved in the proposed Transfer, and the terms of such Transfer.

          (iii)    Acceptance of Offer.

            (A)  Within twenty (20) days after the receipt of the offer described in Section 3(b)(ii) (such 20-day period, the "Company Option Period"), the Company may, at its option, elect to purchase all, but not less than all, of the Subject Units. The Company shall give notice of its intention to exercise, or that it does not intend to exercise, its option hereunder, to the Transferor and to each Institutional Investor within the Company Option Period. Failure by the Company to give notice of its intention to exercise its option hereunder within the Company Option Period shall be deemed an election not to exercise such option.

            (B)  In the event that the Company does not exercise its option to purchase all of the Subject Units within the Company Option Period or the Company revokes its election to purchase the Subject Units in accordance with Section 3(b)(v), the Transferor shall deliver to the Institutional Investors a written notice to the effect that the Company did not exercise its option to purchase or that the Company revoked its election to purchase all of the Subject Units, as the case may be. In such event, the Institutional Investors may purchase all, but not less than all, of the remaining Subject Units by giving written notice thereof to the Transferor and to the Company within twenty (20) days after receipt of written notice from the Transferor described in the immediately preceding sentence (such 20-day period, the "Institutional Investor Option Period"). Any Institutional Investor that fails to give such notice to the Transferor and to the Company within such Institutional Investor Option Period shall be deemed to have waived its rights under this Section 3(b) with respect to the proposed Transfer. The Institutional Investors shall purchase the Subject Units pro rata among themselves (based on the number of Units then Owned by each Institutional Investor calculated as of the date of commencement of the Institutional Investor Option Period) or as they shall otherwise agree upon among themselves.

            (C)  In either event, the notice required to be given by the purchasing party (the "Purchaser") shall specify a date for the closing of the purchase which shall not be more than thirty (30) days after the date of the giving of such notice.

          (iv)    Purchase Price.    The purchase price per share for the Subject Units shall be the price per share offered to be paid by the prospective transferee described in the offer, which price shall be paid in cash or, if so provided in the offer of the prospective transferee, cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as therein set forth.

          (v)    Consideration Other Than Cash.    If the offer of the Subject Units under this Section 3(b) is for consideration other than cash or cash plus deferred payments of cash, then the Purchaser shall pay the cash equivalent of such other consideration. If the Transferor and the Purchaser cannot agree on the amount of such cash equivalent within ten (10) days after the beginning of the Company Option Period or the Institutional Investor Option Period, as the case may be, any of such parties may, by three (3) days' written notice to the other, initiate appraisal proceedings under Section 3(b)(vi) for determination of the cash equivalent. The Company Option Period and the Institutional Investor Option Period, as applicable, shall automatically be extended during the period in which an appraisal is conducted pursuant to Section 3(b)(vi) below. The Purchaser may give written notice to the Transferor revoking an election to purchase the Subject Units within ten (10) days after determination of the appraised value, if it chooses not to purchase the Subject

  Units. An appraisal conducted during the Company Option Period shall not be binding on the Institutional Investors and such Institutional Investors shall have the right (which shall be determined by the approval of the electing Institutional Investors holding a majority of the Common Units Owned by such electing Institutional Investors), but not the obligation, to conduct a separate appraisal in the event the Company revokes its election to purchase the Subject Units after determination of the appraised value.

          (vi)    Appraisal Procedure.    If any party shall initiate an appraisal procedure to determine the amount of the cash equivalent of any consideration for the Subject Units under Section 3(b)(v), then the Transferor, on the one hand, and the Purchaser, on the other hand, shall each promptly appoint as an appraiser an individual who shall be a member of a nationally-recognized investment banking firm. Each appraiser shall, within thirty (30) days of appointment, separately investigate the value of the consideration for the Subject Units as of the proposed Transfer date and shall submit a notice of an appraisal of that value to each party. Each appraiser shall be instructed to determine such value without regard to income tax consequences to the Transferor as a result of receiving cash rather than other consideration. If the appraised values of such consideration (the "Earlier Appraisals") vary by less than ten percent (10%) measured from the lower appraisal, the average of the two appraisals on a per share basis shall be controlling as the amount of the cash equivalent. If the appraised values vary by more than ten percent (10%), measured from the lower appraisal, the appraisers, within ten (10) days of the submission of the last appraisal, shall appoint a third appraiser who shall be a member of a nationally recognized investment banking firm. The third appraiser shall, within thirty (30) days of his appointment, appraise the value of the consideration for the Subject Units (without regard to the income tax consequences to the Transferor as a result of receiving cash rather than other consideration) as of the proposed Transfer date and submit notice of his appraisal to each party. The value determined by the third appraiser shall be controlling as to the amount of the cash equivalent unless the value is greater than the two Earlier Appraisals, in which case the higher of the two Earlier Appraisals will control, and unless that value is lower than the two Earlier Appraisals, in which case the lower of the two Earlier Appraisals will control. If any party fails to appoint an appraiser or if one of the two initial appraisers fails after appointment to submit his appraisal within the required period, the appraisal submitted by the remaining appraiser shall be controlling. The Transferor and the Purchaser shall each bear the cost of its respective appointed appraiser. The cost of the third appraisal shall be shared one-half by the Transferor and one-half by the Purchaser.

          (vii)    Closing of Purchase.    The closing of the purchase shall take place at the office of the Company or such other location as shall be mutually agreeable and the purchase price, to the extent comprised of cash, shall be paid at the closing, and cash equivalents and documents evidencing any deferred payments of cash permitted pursuant to Section 3(b)(iv) above shall be delivered at the closing. At the closing, the Transferor shall deliver to the Purchaser the certificates evidencing the Subject Units, if any, to be conveyed, free and clear of any and all liens and encumbrances, duly endorsed and in negotiable form with all the requisite documentary stamps affixed thereto.

          (viii)    Release from Restriction; Termination of Rights.    If the offer to sell is neither accepted by the Company nor fully accepted by the Institutional Investors, the Transferor may make a bona fide Transfer to the prospective transferee named in the statement attached to the offer in accordance with the agreed upon terms of such Transfer, provided that (A) such Transfer shall be made only in strict accordance with the terms set forth in the written notice delivered to the Company and the Institutional Investors pursuant to Section 3(b)(ii) hereof and (B) the transferee agrees, in writing (by executing a Joinder Agreement), to be bound by the provisions of this Agreement and the Operating Agreement in the same manner as the Transferor. If the Transferor shall fail to make such Transfer within sixty (60) days following the expiration of the Company

  Option Period or the Institutional Investor Option Period, as applicable, or, in the event the Institutional Investors revoke their election to purchase the Subject Units pursuant to Section 3(b)(v), within sixty (60) days of the date of such notice of revocation, such Subject Units shall again become subject to all the restrictions of this Section 3.

          (ix)    Limitations.    The provisions of this Section 3(b) shall not apply to (i) sales by Tag-Along Investors (as defined below) pursuant to Section 3(c) hereof, or (ii) sales by Investors pursuant to Section 3(d) hereof (Drag-Along Rights) or (iii) Transfers to Permitted Transferees or to the Company.

          (x)    Operating Agreement Obligations.    A Transfer pursuant to this Section 3(b) shall not be valid unless the transferee delivers to the Company an executed copy of the Joinder Agreement.

        (c)    Tag-Along Rights.

          (i)    In the event that the Investors Owning a majority of the Units (the "Majority Holders") intend to Transfer all of their Units (other than Transfers to any Permitted Transferee or to the Company) in a single transaction or a series of related transactions (the "Selling Investors"), such Selling Investors' shall notify the other Investors (the "Tag-Along Investors"), in writing, of such proposed Transfer and its terms and conditions. Within ten (10) business days of the date of such notice, each other Tag-Along Investor shall notify the Selling Investors if it elects to participate in such Transfer. Any Tag-Along Investor that fails to notify the Selling Investors within such ten (10) business day period shall be deemed to have waived its rights under this Section 3(c) with respect to the proposed Transfer. Each Tag-Along Investor that so notifies the Selling Investors shall have the right to sell, at the same price and on the same terms and conditions as the Selling Investors, an amount of Units equal to the Units the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of Units Owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of Units Owned by the Selling Holders and each Tag-Along Investor exercising its rights under this Section 3(c). Notwithstanding the foregoing, in the event the Selling Investor is selling only Preferred Units, holders of the Common Units shall not have the right to sell Common Units pursuant to this Section 3(c).

          (ii)   Notwithstanding anything contained in this Section 3(c), in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Tag-Along Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act or a similar provision of any state securities law, then, at the option of the Selling Investor, any one or more of the Tag-Along Investors may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.

        (d)    Drag Along Right.

          (i)    If at any time and from time to time after the date of this Agreement, the Majority Holders wish to (i) Transfer in a bona fide arms' length sale all of their Units to any Person or Persons who are not Affiliates of the Company or any of the Majority Holders or (ii) approve any merger of the Company with or into any other Person who is not an Affiliate of the Company or the Majority Holders, or (iii) approve any sale of all or substantially all of the Company's assets to any Person or Persons who are not Affiliates of the Company or any of the Majority Holders (for purposes of this Section 3(d), such Person or Persons shall be referred to as the "Proposed Transferee"), the Majority Holders shall have the right (for purposes of Section 3(d), the "Drag-Along Right") to (x) in the case of a Transfer of the type referred to in clause (i), require each Investor to sell to the Proposed Transferee all Units (including any warrants or options to acquire Units) then Owned by such Investor for the same per Unit consideration as proposed to be received by the Majority Holders (less, in the case of options or warrants, the exercise price for such options or warrants), or (y) in the case of a merger or sale of assets referred to in clauses (ii) or (iii) above, require each other Investor to vote all Units then Owned by such other Investor in favor of such transaction. Each Investor agrees to take all steps necessary to enable him or it to comply with the provisions of this Section 3(d) to facilitate the Majority Holder's exercise of a Drag-Along Right.

          (ii)   To exercise a Drag-Along Right, the Majority Holders shall give each Investor a written notice (for purposes of this Section 3(d), a "Drag-AIong Notice") containing (1) the name and address of the Proposed Transferee and (2) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. Each Investor shall thereafter be obligated to sell its Units (including any warrants or options Owned by such Investor) to the Proposed Transferee or vote its Units in favor of the proposed transaction, as the case may be; provided that the sale to the Proposed Transferee or the merger or sale of assets, as applicable, is consummated within ninety (90) days of delivery of the Drag-Along Notice. If the sale to the Proposed Transferee or the merger or asset sale is not consummated within such 90-day period, then each Investor shall no longer be obligated to sell such Investor's Units or vote (or, having voted such Units in favor of such merger or sale of assets, such Investor may revoke such vote) for such merger or assets sale pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 3(d).

          (iii)  Notwithstanding anything contained in this Section 3(d), in the event that all or a portion of the purchase price consists of securities and the sale of such securities to the Investors would require either a registration under the Securities Act or the preparation of a disclosure document pursuant to Regulation D under the Securities Act or a similar provision of any state securities law, then, at the option of the Majority Holders, the Investors may receive, in lieu of such securities, the fair market value of such securities in cash, as determined in good faith by the Board.

        (e)    Subscription Right.

          (i)    If at any time after the date hereof, the Company proposes to issue equity securities of any kind (for these purposes, the term "equity securities" shall include, without limitation, any equity securities, any warrants, options or other rights to acquire equity securities and securities (including, without limitation, debt securities) convertible into or exchangeable for equity securities) of the Company (other than the issuance of securities (i) upon conversion of the Preferred Units pursuant to the Operating Agreement, (ii) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act, (iii) pursuant to the acquisition of another Person by the Company or its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or other form of reorganization or otherwise, (iv) pursuant to an employee unit option plan, unit bonus plan, unit purchase plan or other management equity program in effect on the date hereof or subsequently approved by the Board, which approval shall include the approval of the Preferred Directors, and not effected for the primary purpose of raising capital, (v) in the form of warrants issued to lessors of property and/or equipment or to financial institutions or related entities in connection with commercial credit or financing or other similar arrangements which are approved by a majority of the Board, which approval shall include the approval of the Preferred Directors, (vi) in connection with corporate partnering arrangements which are approved by a majority of the Board, which approval shall include the approval of the Preferred Directors, (vii) to vendors, customers and consultants to the Company to the extent approved by the Board, which approval shall include the approval of the Preferred Directors, or (viii) upon contribution of all or a portion of the ev3 Inc., a Delaware corporation ("ev3"), demand promissory notes held by the Warburg Investors and the Vertical Investors for preferred units of the Company having the same rights, powers, preferences and relative participating, optional or other special rights as the Class B Preferred Membership

  Units, as contemplated by the terms of that certain Option, Contribution and Exchange Agreement, dated as of August 29, 2003, by and among the Company, ev3, the Warburg Investors and the Vertical Investors, as the same may be amended from time to time), then, as to the Preferred Investors (as long as the Preferred Investors Own, in the aggregate, at least five percent (5%) of the then outstanding Common Units (hereinafter for purposes of this Section 3(e) referred to as the "Additional Purchasers"), the Company shall:

            (A)  give written notice setting forth in reasonable detail (i) all of the terms and provisions of the equity securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof and interest rate and maturity; (ii) the price, proposed purchasers and other terms of the proposed sale of such securities; (iii) the amount of such securities proposed to be issued; and (iv) such other information as the Additional Purchasers may reasonably request in order to evaluate the proposed issuance; and

            (B)  offer to issue to each such Additional Purchaser a portion of the Proposed Securities equal to a percentage obtained by dividing (x) the number of Common Units Owned by such Additional Purchaser, by (y) the total number of Common Units then outstanding, including for purposes of this calculation all Common Units issuable upon conversion in full of any then outstanding convertible securities, including, without limitation, the Preferred Units.

          (ii)   Each such Additional Purchaser must exercise its purchase rights hereunder within twenty (20) days after receipt of such notice from the Company. If all of the Proposed Securities offered to such Additional Purchasers are not fully subscribed by such Additional Purchasers, the remaining Proposed Securities will be reoffered to the Additional Purchasers purchasing their full allotment upon the terms set forth in this Section 3(e), until all such Proposed Securities are fully subscribed for or until all such Additional Purchasers have subscribed for all such Proposed Securities which they desire to purchase, except that such Additional Purchasers must exercise their purchase rights within five (5) days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, Additional Purchasers must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

          (iii)  Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that the Additional Purchasers have not elected to purchase during the ninety (90) days following such expiration at a price and on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to the Additional Purchasers pursuant to this Section 3(e).

          (iv)  The election by an Additional Purchaser not to exercise its subscription rights under this Section 3(e) in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Additional Purchasers the rights described in this Section 3(e) shall be void and of no force and effect.

        (f)    Injunctive Relief.    The Company and the Investors hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Investors to perform any of its obligations set forth in this Section 3. Therefore, the Company and the Investors shall have the right to specific performance of such Investors obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Investors hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

4.     TERMINATION.

        (a)   The Agreement shall terminate with respect to each Investor, from and after the date that such Investor ceases to Own any Units; provided that such Investor shall continue to be bound by terms of this Agreement that survive termination, if any.

        (b)   Section 2(a)(i) and Section 3 shall terminate upon the closing of a Qualified Public Offering (as defined in the Operating Agreement).

        (c)   The Agreement shall terminate on the date on which the each Institutional Investor and the Management Investors, Spencer and Buckman Owning a majority of the Common Units (excluding for this purpose outstanding Option Units) collectively Owned by the Management Investors, Spencer and Buckman shall have agreed in writing to terminate this Agreement.

5.     INTERPRETATION OF THIS AGREEMENT.

        (a)    Terms Defined.    As used in this Agreement, the following terms have the respective meaning set forth below:

        Affiliate:    shall mean any Person or entity, directly or indirectly, controlling, controlled by or under common control with such Person or entity. For purposes of this definition, "control" has the meaning specified in Rule 405 promulgated pursuant to the Securities Act.

        Exchange Act:    shall mean the Securities Exchange Act of 1934, as amended (or any successor act), and the rules and regulations promulgated thereunder.

        Owns, Own or Owned:    shall mean beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act.

        Permitted Transferee:    shall mean (i) in the case of any Institutional Investor, any Affiliate of such Institutional Investor and, (ii) in the case of Spencer, Buckman, the Management Investors or the Additional Investors listed on Schedule III hereto, members of either Spencer's, Buckman's or such Management Investor's or Additional Investor's family, heirs, executors or legal representatives or trusts for the benefit of such persons family; provided in each instance that such Permitted Transferee executed a Joinder Agreement. A Permitted Transferee who immediately prior to owning such Units was not a party to this Agreement, shall thereafter be added to Schedule III and shall be deemed an Investor for purposes of this Agreement. In addition to the foregoing, "Permitted Transferees" of the Institutional Investors shall include any entity controlled (x) by either the Warburg Investors or Vertical Investors or (y) in the aggregate, by both the Warburg Investors and Vertical Investors.

        Person:    shall mean an individual, corporation, partnership (whether general or limited), joint-stock company corporation, limited liability company, trust, estate, association, custodian, nominee or unincorporated organization, and a government or agency or subdivision thereof.

        Preferred Units:    shall mean the Preferred Units that the Company may be authorized to issue from time to time, and any other securities of the Company into which such Preferred Units shall hereafter be changed or for which such Preferred Units are exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

        Securities Act:    shall mean the Securities Act of 1933, as amended (or any successor act), and the rules and regulations promulgated thereunder.

        Subsidiaries:    shall mean any limited liability companies, partnerships (whether general or limited), corporations or other legal entities in which the Company holds a controlling interest or has the right to direct the management of such entity.

        Transfer:    shall mean a voluntary or involuntary sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition.

        Vertical Investors:    means, collectively, Vertical Fund I, L.P., a Delaware limited partnership, Vertical Fund II, L.P., a Delaware limited partnership, Vertical Fund Associates, LP., a Delaware limited partnership, and Vertical Life Sciences L.P., a Delaware limited partnership.

        Warburg Investors:    mean, collectively, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership; Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands Commanditaire Vennootschap; Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands Commanditaire Vennootschap; and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands Commanditaire Vennootschap.

        (b)    Accounting Principles.    Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

        (c)    Directly or Indirectly.    Where any provision in this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

        (d)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        (e)    Section Headings.    The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

6.     MISCELLANEOUS.

        (a)    "Market Stand-Off" Agreement.    Each of the parties hereto agrees, if requested by the Company and an underwriter of equity securities of the Company, not to sell or otherwise Transfer or dispose of any Units Owned by such party during (A) the 180-day period following the effective date of an Initial Public Offering, provided that (i) such agreement only applies to the Initial Public Offering and (ii) all executive officers and directors of the Company enter into similar agreements and (B) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act, provided that (i) such agreement only applies to the first two registration statements of the Company filed after the Initial Public Offering and (ii) all executive officers and directors of the Company enter into similar agreements.

        If requested by the underwriters, each party shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Units (or other securities) subject to the foregoing restriction until the end of said 180-day period or 90-day period, as applicable. The provisions of this Section 6(a) shall be binding upon any transferee who acquires Units.

        (b)    Notices.

          (i)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

            (A)  if to any of the Institutional Investors, at the address or facsimile number of such Institutional Investor shown on Schedule I, or at such other address as the Institutional Investor may have furnished the Company in writing, which notice the Company shall subsequently send a copy of to the other Investors;

            (B)  if to Spencer or Buckman, c/o ev3 Inc. at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), or at such other address as Spencer or Buckman, as applicable, may have furnished to the Company in writing, which notice the Company shall subsequently send a copy of to the other Investors;

            (C)  if to any of the Management Investors, at the address or facsimile number of such Management Investor shown on Schedule II, or at such other address as the Management Investor may have furnished the Company in writing, which notice the Company shall subsequently send a copy of to the other Investors;

            (D)  if to any of the Additional Investors, at the address or facsimile number of such Other Investor shown on Schedule III, or at such other address as the Additional Investor may have furnished the Company and the other Investors in writing; and

            (E)  if to the Company, at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), marked for attention of President, or at such other address as the Company may have furnished in writing to each of the Investors.

          (ii)   Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a business day and delivered during regular business hours, otherwise the first business day thereafter; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

        (c)    Reproduction of Documents.    This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each of the Investors pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

        (d)    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns, whether by operation of law or otherwise, of each of the parties.

        (e)    Third Party Beneficiaries.    Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

        (f)    Entire Agreement: Amendment and Waiver.    This Agreement and the Operating Agreement constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of each Institutional Investor and the Management Investors, Spencer and Buckman Owning a majority of the Common Units (excluding for this purpose outstanding Option Units) collectively Owned by the Management Investors, Spencer and Buckman shall have agreed in writing to terminate this Agreement.

        (g)    Severability.    In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

        (h)    Counterparts.    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EV3 LLC
By:	/s/ PAUL BUCKMAN
Name:	Paul Buckman
Title:	President and CEO
WARBURG, PINCUS EQUITY PARTNERS, L.P.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN
Name:	Elizabeth H. Weatherman
Title:	Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS I, C.V.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN
Name:	Elizabeth H. Weatherman
Title:	Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS II, C.V.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN
Name:	Elizabeth H. Weatherman
Title:	Partner
WARBURG, PINCUS NETHERLANDS EQUITY PARTNERS III, C.V.
By:	Warburg Pincus & Co., General Partner
By:	/s/ ELIZABETH H. WEATHERMAN
Name:	Elizabeth H. Weatherman
Title:	Partner

VERTICAL FUND I, L.P.
By:	Vertical Group, L.P., General Partner
By:	/s/ JOHN E. RUNNELLS
Name:	John E. Runnells
Title:	General Partner
VERTICAL FUND II, L.P.
By:	Vertical Group, L.P., General Partner
By:	/s/ JOHN E. RUNNELLS
Name:	John E. Runnells
Title:	General Partner
/s/ DALE A. SPENCER Dale A. Spencer
/s/ PAUL BUCKMAN Paul Buckman
/s/ JAMES M. CORBETT James M. Corbett
/s/ L. CECILY HINES L. Cecily Hines
/s/ STACY ENXING SENG Stacy Enxing Seng
/s/ PAUL KAPSNER Paul Kapsner

DALE A. SPENCER REVOCABLE TRUST U/A DATED 10/7/97
By:	/s/ DALE SPENCER
Name:	Dale Spencer
Title:	Trustee
By:	/s/ D. WILLIAM KAUFMAN
Name:	D. William Kaufman
Title:	Trustee

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  Exhibit 4.2
ev3 LLC HOLDERS AGREEMENT
RECITALS